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SEC 1344
(7-2000)       Persons  who  potentially  are to  respond  to the  collection of
Previous       information  contained in  this form are not required  to respond
versions       unless the form displays a currently valid OMB control number.
obsolete
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check One): [ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q
[ ] Form N-SAR

For Period Ended:  March 31, 2001
[]Transition Report on Form 10-K
[]transition Report on Form 20-F
[]Transition Report on Form 11-K
[]Transition Report on Form 10-Q
[]Transition Report on Form N-SAR
For the Transition Period Ended:

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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 Nothing in this form shall construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
TECHLITE, INC.
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Full name of Registrant
N/A
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Former name if applicable
6106 East 32nd Place, Suite 101
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Address of Principal Executive Office (Street and Number)
Tulsa, OK  74135
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City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
[X] filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth
     (c) The accountant's statement of other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

The registrant's independent accountant could not complete his review of the financial statements. The report will be filed within the five-day extension period.

See Accountant's statement attached

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Thomas J. Kenan            405                  235-2575
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            (Name)              (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(x). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if sppropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                 Techlite, Inc.
                  -------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2001                     By/s/J.D. Arvidson
-------------------                      -----------------
                                          J.D. Arvidson, Chief Executive Officer

Attachment to Form 12B-25 - Notification of Late Filing

Name of Registrant:          TechLite, Inc.
SEC File Number:             333-68071


                             ACCOUNTANT'S STATEMENT
                           Required by Rule 12b-25(c)


                                Causon & Westhoff
                             15 West 6th, Suite 2310
                                 Tulsa, OK 74119
                             Telephone 918-382-7000
                                Fax 918-382-7005




SECURITIES AND EXCHANGE COMMISSION
WASHINGTON  DC   20549

                                    Re:  TechLite, Inc.
                                         SEC File #333-68071
                                         Form 10-QSB Annual Report
                                         Fiscal Quarter Ended 03-31-01

Gentlemen:

        We are the independent auditor for TechLite, Inc.

        We are unable to complete the review of the registrant in time for the registrant's Form 10-QSB to be filed in a timely manner.

                             Respectfully submitted,

                              /s/ Causon & Westhoff
                              ---------------------------
                              Causon & Westhoff
                              Certified Public Accountant
Tulsa, Oklahoma
May 15, 2001